May 5, 1998

Oregon Baking Company dba Marsee Baking
2277 NW Quimby
Portland, OR 97296
Attn:  Howard Wasserteil


RE:  Letter of Credit Number  SVB98IS0928
                            ---------------

Dear Mr. Wasserteil:

Reference is made to that certain Security Agreement (the "Security Agreement") dated April 28, 1998 between Oregon Baking Company dba Marsee Baking ("Marsee") and Heller Financial Leasing, Inc. ("Heller") and the related Promissory Notes (the "Notes") executed by Marsee" pursuant to which Heller agreed to provide certain financing for Marsee. Reference is further made to that certain Letter of Credit dated MAY 11 , 1998 in favor of Heller in the amount of $325,000. Said Letter of Credit serves as additional collateral to secure the financing provided by Heller.

Marsee has requested that Heller agree to a reduction of the principal amount of the Letter of Credit and Heller has agreed to certain reductions as specified below upon the following terms and conditions being met by Marsee.

1. Provided Marsee remits each of the first twelve monthly installments due under the Notes on a timely basis, and provided that no default has occurred during such time period under the Agreement or Notes, Heller will reduce the Letter of Credit to $250,000.00.

2. Provided Marsee remits each of the first twenty-four monthly installments due under the Notes on a timely basis, and provided that no default has occurred during such time period, under the agreement or Notes, Heller will reduce the Letter of Credit to $75,000.00.

3. Provided Marsee remits each of the first thirty-six monthly installments due under the notes on a timely basis, and provided that no default has occurred during such time period, under the Agreement or Notes, Heller will reduce the Letter of Credit to $75,000.00.

4. Provided Marsee remits each of the first forty-eight monthly installments due under the Notes on a timely basis, and provided that no default has occurred during such time period under the Agreement or Notes, Heller will return the Letter of Credit.

5. Each Installment shall be deemed timely paid if received by Heller within fifteen (15) days of the due date therefor. Any installment paid via check or other instrument shall not be deemed timely paid, regardless of the date of receipt of such check or other instrument, if the same shall not be timely honored.

Notwithstanding the foregoing, nothing herein shall serve as a release of or an agreement to release any other Collateral by Heller nor shall Heller be required to look to the Letter of Credit before pursuing any other persons or any other property that serves as Collateral for the financing provided by Heller.

If the foregoing is consistent with your understanding of our agreement, please indicate your agreement in the place and manner provided below.

Sincerely

HELLER FINANCIAL LEASING, INC.

By: /s/ David A. Sternweis
    ----------------------------------------
    David A. Sternweis, Vice President


ACCEPTED AND AGREED:

OREGON BAKING COMPANY DBA MARSEE BAKING

By  /s/ Howard Wasserteil
    ----------------------------------------
    Howard Wasserteil, Secretary